Exhibit j

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2002 relating to the financial statements and financial highlights, which appears in the October 31, 2002 Annual Report to the Shareholders of Thomas White American Enterprise Fund, Thomas White American Opportunities Fund and Thomas White International Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Financial Statements", "Independent Accountants" and "Financial Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
February 26, 2003